Exhibit 10.15

Suresh Krishnaswamy

suresh_k617@yahoo.com

September, 13 2021

Dear Suresh,

On behalf of Leafly Holdings, Inc. (“Leafly” or the “Company”), my colleagues and I are pleased to offer you the full-time, regular position of Chief Financial Officer on the following terms. Your start date for this position is September 20, 2021. You will work out of our Seattle based office, when Lealfy resumes in-person work. You will report to Yoko Miyashita, CEO. The Company may change your position and duties from time-to-time at its discretion.

Base Compensation: This position is salaried, exempt, and is not eligible for overtime. Your salary will be $15,625.33 USD per pay period, which is equivalent to $375,000 USD on an annual basis, less payroll deductions and withholdings. You will be paid semi-monthly.

Incentive Compensation: You will be eligible for an annual discretionary bonus of up to 40% of your base salary. that may be awarded at the company’s discretion. Only employees hired on or before October 1, 2021 will be eligible for the 2021 bonus, prorated based on your start date. Incentive compensation will be based on company and personal performance and is awarded solely at the discretion of the Company.

Leafly Holdings Equity Incentive Compensation: Subject to approval by the Company’s Board of Directors (the “Board”), under the 2018 Leafly Holdings, Inc. Equity Incentive Plan (the “2018 Plan”) and the proposed 2021 Leafly Equity Incentive Plan (the “2021 Plan”), as applicable based on the date of the grant,, the Company will grant you an option to purchase 1,000,000 shares (the “Option Grant”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant, subject to the following schedule:

●	700,000 of the Option Grant (the “Time Based Options”) will be subject to a four-year vesting schedule, pursuant to which 25 percent (25%) of the Time Based Options will vest after twelve months of employment, with the remaining Time Based Options to vest at a rate of 1/48 of 700,000 on a monthly basis thereafter until either the Time Based Options are fully vested or your employment ends, whichever occurs first. Vesting will commence on the start of your employment.

●	300,000 of the Option grant (the “Milestone Options”) will be subject to the following milestone vesting schedule; provided in each case that you remain in continuous employment with the Company through the date of the applicable vesting event:

○	First Milestone Vesting Event: 100,000 options shall vest if Leafly’s gross revenue for the year ending December 31, 2022 equals or exceeds $65,000,000 (the “2022 Revenue Threshold”) (with a prorated number of stock options to vest in the event that Leafly’s gross revenue for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold);

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

○	Second Milestone Vesting Event: 100,000 options shall vest if Leafly’s gross revenue for the year ending December 31, 2023 equals or exceeds $101,000,000 (the “2023 Revenue Threshold”) (with a prorated number of stock options to vest in the event that New Leafly’s gross revenue for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold);

○	Market Capitalization Vesting: 100,000 options shall vest upon Leafly’s achievement of a $1 billion market capitalization for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the proposed merger (the “Business Combination”) between Leafly and Merida Merger Corp. I (the “Market Cap Milestone”).

○	In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the First Milestone Vesting Event shall fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to the First Milestone Vesting Event and the Second Milestone Vesting Event shall fully vest.

○	The date of vesting for the First Milestone Vesting Event and the Second Milestone Vesting Event shall be the date following the end of the fiscal year in which the milestone was attained that the board of directors of Leafly, or the compensation committee of the board of directors of Leafly, certifies that Leafly has attained the applicable milestone. All shares subject to the Milestone Options shall vest immediately upon a Change in Control (as defined under the 2018 Plan or 2021 Plan, as applicable) provided that you remain in continuous employment with the Company until such time.

The Option Grant will be subject to the terms and conditions of the 2018 Plan or 2021 Plan, as applicable, and your grant agreement. As noted in our conversations, due to the wind-down of the 2018 Plan in connection with the proposed Business Combination, while the Company will make reasonable efforts to grant options out of the 2018 Plan as is fair and equitable across all other pending employee option grants, any shortfall of options that are not granted out of the 2018 Plan will be granted from the 2021 Plan.

Benefits: Provided you satisfy standard eligibility criteria, you will be eligible to participate in the Company benefit programs that are made available to all of the Company’s full-time employees. Your benefits eligibility will begin on October 1st, 2021. In addition, you will be entitled to paid time off according to Company policy. Company benefit policies may be amended from time to time at the discretion of the Company. It is also important to note that the

Company reserves the right to change their benefit plans at any time, with or without notice.

Policies: As an employee, you will be expected to abide by Company rules, policies and procedures. As a condition of employment, you will need to sign and comply with a Proprietary Information and Inventions Agreement and an Arbitration Agreement, among other obligations. In addition, Leafly utilizes the services of an investigative consumer reporting agency to conduct criminal and civil background checks after the initial job offer has been made and to verify employment history.

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

Termination: Your employment is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Agreement: This letter, together with your Proprietary Information and Inventions Agreement and Arbitration Agreement forms the complete and exclusive statement of your employment terms with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Identification Documents: This offer of employment is contingent upon you presenting, in accordance with applicable law, verification of your identity and your legal right to work in the United States. You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Acceptance: If you wish to accept employment at the Company under the terms described above, please sign and date this letter, and return to me by September 15, 2021. We are very enthusiastic about your joining the Leafly team. If you have any questions, please do not hesitate to call me at (269) 788-2777.

Sincerely,

/s/ Dar Levy
Dar Levy
Senior Director, Human Resources

Accepted:

Suresh Krishnaswamy
NAME

/s/ Suresh Krishnaswamy
SIGNATURE

Sep 18, 2021
Date

Leafly Headquarters: 600 1st Ave., Ste. LL20, Seattle, WA 98104

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